UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

________ February 10, 2015___________________

BIOCUBE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

State or Other Jurisdiction of Incorporation

333-137920     20-3547389

(Commission File Number)

(IRS Employer Identification Number)

1531 Smithtown Avenue

Bohemia, NY 11716

(Address of principal executive offices, zip code)

888-827-7901

Registrant’s telephone number, including area code

__________________________10 Blackledge Ct. Closter NJ 07624________________________

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On February 10, 2015, Biocube, Inc. (the “Company”) entered into a Joint Venture Agreement (the “JV Agreement”) with IUT Medical GmbH (“IUT”), a German corporation specializing in the research, development and manufacturing of chemical analytic sensors and devices (collectively, the

“Venturers”). The purpose of the JV Agreement is to form a separate entity that will exclusively distribute a device capable of detecting marijuana in breath (the “BT Device”) worldwide. In addition, the entity will be the exclusive distributor in the United States and Canada for other products manufactured by IUT (“Other IUT Products”). The entity was established under the laws of the State of New Jersey as corporation with the name “IUT Technologies, Inc.” (“IUT Tech.”).

Pursuant to the terms of the JV Agreement, IUT licensed certain intellectual property and know-how to IUT Tech. to facilitate the development of the BT Device. IUT also granted IUT Tech. the exclusive right to distribute the BT Device worldwide and the exclusive right to distribute Other IUT Products in the United States and Canada. In exchange for IUT’s obligations and efforts, the Company issued IUT Two Million (2,000,000) restricted shares of its common stock.

The initial ownership of IUT Tech. is allocated between the Venturers as follows: 51% to the Company and 49% to IUT. The JV Agreement is for an indefinite term.

The foregoing does not purport to be a complete description of the rights and obligations of the parties under the JV Agreement and is qualified in its entirety by reference to the JV’s full text, which is attached an exhibit to this Current Report on Form 8-K.

ITEM 3.02. Unregistered Sales of Equity Securities.

See Item 1.01 above with respect to the issuance of 2,000,000 shares of common stock of the Company.

The issuance of the securities described above was completed in accordance with the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

ITEM 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Joint Venture Agreement by and between the Company and IUT Medical GmbH, dated February 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOCUBE, INC.

Date: March 4, 2015

/s/ Paul Lisak

Paul Lisak

Chief Executive and Financial Officer